EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS PER SHARE OF 25 CENTS FOR THE THIRD QUARTER OF 2008

 Net Interest Margin Up 10 Basis Points to 2.77%; Loan Originations Up 113% from Same Quarter of 2007

Brooklyn, NY – October 24, 2008 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank" or "Dime"), today reported net income of $8.4 million, or 25 cents per diluted share, for the quarter ended September 30, 2008, compared to $8.4 million, or 26 cents per diluted share, for the quarter ended June 30, 2008 and $5.5 million, or 17 cents per diluted share, for the quarter ended September 30, 2007.

Core earnings approximated reported earnings during the three months ended September 30, 2008.  During the quarter ended June 30, 2008, the Company recorded a non-recurring adjustment to income tax expense, which added $590,000 to net income during the period. Excluding this item, net income was $7.9 million, or 24 cents per diluted share, during the period.  Reported earnings exceeded core earnings during the quarter ended September 30, 2007 due to $546,000 of after-tax non-recurring income related to a Bank Owned Life Insurance ("BOLI") benefit payment.  Excluding this item, earnings per share were $0.15 during the quarter ended September 30, 2007.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company,  "As we indicated would likely occur in our previous release, core earnings grew during the September 2008 quarter due primarily to continued favorable repricing of both deposits and real estate loans, as interest spreads remained significantly wider than had existed in the previous three years."  Average funding costs declined 5 basis points, to 3.25%, and the average yield on interest earning assets (excluding the effects of prepayment and other fee income) increased 4 basis points during the quarter ended September 30, 2008 compared to the quarter ended June 30, 2008.

Mr. Palagiano continued, "Loan originations during the September 2008 quarter exceeded the robust level experienced in the June 2008 quarter, as the disappearance of commercial real estate conduits in Dime's multifamily lending niche continued to benefit traditional portfolio lenders like Dime.  We anticipate total loan originations in the fourth quarter of 2008 to fall between $250 and $300 million."

Despite recent declines in Treasury rates, origination rates have held in the 5.875% to 6.25% range as spreads continue to widen.

Mr. Palagiano stated, "Credit quality remained solid in the Bank's owned portfolio during the most recent quarter, as non-performing loans as a percentage of total loans declined from 0.22% to 0.20%.  Despite significant growth in the Bank's real estate loan portfolio, the Bank's non-performing assets declined during the quarter ended September 30, 2008 to $6.4 million, representing only 0.17% of Total Assets.”  Management regularly monitors rent rolls and payment performance of individual real estate loans in the portfolio for signs of credit deterioration.  With very few exceptions, loans continue to perform in accordance with their contractual obligations.

"The Company continues to navigate through this period of financial and economic sector uncertainties, and earnings stability remains favorable in the near term," concluded Mr. Palagiano.

The Company did not directly own any debt issuances of Fannie Mae of Freddie Mac, sub-prime or Alt-A loans during 2008.  The future performance of the multifamily and commercial real estate loan portfolios are subject to economic conditions primarily in the New York City and nearby New Jersey and Long Island markets.  Excluding the market for office space, at the moment all other commercial real estate appears, if not vibrant, at least stable.  Residential vacancy rates remain near historic lows in these markets.

THIRD QUARTER 2008 HIGHLIGHTS

•	Net interest margin was 2.77%, up from 2.67% in the June 2008 quarter and 2.28% in the September 2007 quarter.
•	Average cost of deposits decreased to 2.51% compared to 2.69% in the June 2008 quarter and 3.52% in the September 2007 quarter.
•	Assets increased by 9% annualized fueled by continued strong origination levels.
•
Real estate loan originations were $352.5 million at an average rate of 5.86%, compared to $341.0 million at an average rate of 5.83% during the quarter ended June 30, 2008 and $164.9 million at an average rate of 6.56% during the quarter ended September 30, 2007.

•	The annualized loan amortization rate was 21%, compared to 17% during the previous quarter.
•	Prepayment and other fees were $1.2 million, compared to $828,000 in the June 2008 quarter and $752,000 in the September 2007 quarter.
•	The Company increased its quarterly loan loss provision to $596,000, reflecting the increased volume of loan originations.
•	The Bank recorded a $1.7 million provision to mortgage banking income related to expected losses on loans sold to Fannie Mae with recourse.
•	The Company grew tangible capital by $4.5 million, continuing to strengthen its capital position.
•	The loan pipeline was $164.7 million at September 30, 2008.
•
Late in the quarter, the Bank sold approximately $100 million of participations in loans at par to a third party institution, recording a mortgage servicing gain of $662,000 on the sale.  The Bank retained full servicing of these loans, all of which were sold without recourse.

Regarding the $100 million of loan participation sales, according to Mr. Palagiano, “This was a sale of multifamily loans to a third-party financial institution other than Fannie Mae. We have experienced a robust loan origination market in 2008.  The Bank would like to continue to participate in the market for new loans without the necessity of leveraging capital in this environment to levels at which we would become uncomfortable.  We also look forward to continuing the sale of loans to Fannie Mae for as long as terms remain mutually beneficial.”

BALANCE SHEET

Total assets grew in the third quarter by approximately $86.6 million, representing an annualized rate of 9%.  The loan portfolio rose by $59.6 million, and cash and due from banks increased by $55.3 million.  Federal funds sold and other short-term investments declined by $17.3 million.

During the September 30, 2008 quarter, the Bank elected to transfer eight pooled bank trust preferred securities from its available for sale portfolio to its held to maturity portfolio.  The Bank has never sought to actively trade in pooled trust preferred securities. When purchased, these securities were designated as available for sale in order to provide management the greatest investment flexibility (consistent with its protocol for all purchased investment and mortgage-backed securities).  Given the lack of an orderly market for these securities, management determined that a formal election to hold these securities to maturity was the most prudent course of action.  At the point of transfer, a pre-tax loss of $8.4 million, or 42% of their amortized cost basis had previously been recognized in connection with these securities, as a component of accumulated other comprehensive loss within the Company's consolidated stockholders' equity (net of income tax benefit).  Since inception, all payments of principal and interest have been made on these securities in accordance with their contractual terms, and the Company currently expects this to continue.  As a result, the Company has not recognized any impairment on these securities in its consolidated statements of operations.  Assuming all contractual payments of principal and interest are made as anticipated, the other comprehensive loss associated with these securities will be reduced (thus increasing stockholders' equity) on a pro-rata basis throughout their remaining life, which currently approximates 25 years.

On the liability side, Federal Home Loan Bank of New York advances grew $90.0 million during the September 2008 quarter, with maturities ranging from six months to two years.  When borrowed, the advances were priced more favorably than Certificates of Deposit ("CDs") of similar terms to maturity. Commencing in September 2008, the Bank initiated a deposit campaign that resulted in a $16.9 million net increase in total deposits during the September 2008 quarter.

OPERATING RESULTS

The Company’s pre-tax income was $13.4 million for the quarter ended September 30, 2008, compared to $12.4 million in the linked-quarter June 2008, and $8.7 million during the same quarter last year, September 2007.  The linked-quarter increase of $948,000 resulted from higher net interest income of $2.1 million that was partially offset by an increased provision for loan losses of $286,000, lower non-interest income of $183,000, and increased non-interest expense of $655,000.

Looking at the components of net interest income during the linked-quarter, the Company earned $3.2 million more in total interest income on growth of $213.4 million in the average balance of the real estate loan portfolio coupled with a slight increase in the average yield.  The Company earned $1.2 million in prepayment and other fee income during the September 2008 quarter compared to $827,000 during the June 2008 quarter.

The Company incurred $1.2 million more in total interest expense in the September 2008 quarter than the June 2008 quarter.  This increase resulted from an additional $2.7 million of interest expense on borrowings that resulted from an increase of $279.4 million in their average balance during the September 2008 quarter compared to the June 2008 quarter.  Offsetting this increase was a decline of $1.5 million in expense on interest bearing deposits, reflecting a decline of $109.0 million in their average balance coupled with a decline of 18 basis points in their average cost compared to the June 2008 quarter.

For the quarter ended September 30, 2008, non-interest income was $183,000 below the linked-quarter of June 2008.  This decline resulted primarily from a reduction of $754,000 in mortgage banking income, that was partially offset by an increase of $360,000 in service charges and other fees (due primarily to an additional $300,000 of mortgage servicing fees that are typically billed and collected in the third quarter of each year).  In addition, during the quarter ended June 30, 2008 the Company's non-interest income was reduced by $129,000 due to a loss on the sale of two other real estate owned properties. There were no sales of securities or other real estate owned during the quarter ended September 30, 2008.

The $754,000 decline in mortgage banking income reflected a provision of $1.7 million, up from $300,000 during the quarter ended June 30, 2008, to increase the book reserve for anticipated losses on loans sold to Fannie Mae with recourse, which was partially offset by an increase of $670,000 in the gain on loan sales.

From the inception of the Fannie Mae program through September 2008, the Bank sold approximately $660 million of multifamily loans to Fannie Mae.  As of September 30, 2008, there were four non-performing loans totaling $8.9 million in the pool serviced for Fannie Mae, three of which were with one common borrower, an increase of one loan with an outstanding principal balance of $4.7 million from the level at June 30, 2008.  Excluding these two problem borrowers, delinquencies within the pool of loans serviced by the Bank for Fannie Mae remain immaterial.  These loans are not included in the Bank's $6.4 million of non-performing loans, as the $6.4 million reflects only portfolio loans owned by Dime.  There is an active market for these properties, however the timing of their ultimate resolution is still uncertain.

In September 2008, the Bank sold an 80% participation interest in $124 million of multifamily loans that it owned to a reputable and financially stable community savings bank operating within its marketplace.  The loans were sold at par and without recourse, and the Bank recognized a mortgage servicing gain of $662,000 on the sale (as a component of mortgage banking income), as it retained servicing on all of the loans.

Total non-interest ("operating") expense for the quarter ended September 30, 2008 was $12.9 million, up $655,000 from the previous quarter, reflecting increased salaries and benefits and deposit insurance expenses, which were offset by a decline in professional fees.  Operating expenses in the December 2008 quarter are expected to approximate $12.8 million.

Comparing the current quarter to the same quarter last year, for the three months ended September 30, 2008, the Company’s pre-tax income was $13.4 million, compared to $8.7 million during the quarter ended September 30, 2007.  The $4.6 million quarter-over-quarter increase was primarily the net result of three items: higher net interest income of $7.8 million, partially offset by lower non-interest income of $1.5 million plus higher non-interest expense of $1.2 million and a higher loan loss provision of $536,000.

Examining the components of net interest income quarter-over-quarter, the Company earned $7.6 million more in total interest income on significantly larger loan and investment portfolios.  The average yield on the total loan portfolio was 5.93% during the September 2008 quarter compared to 5.95% during the September 2007 quarter.  The Company earned $1.2 million in prepayment and other fee income during the quarter ended September 2008 compared to $752,000 during the September 2007 quarter.  The combined average yield on investments and mortgage-backed securities rose by 8 basis points during the comparative period due to a significant amount of higher-yielding mortgage-backed securities purchased during 2008.

Interest expense declined by $197,000 during the September 2008 quarter compared to the September 2007 quarter, despite an increase of $589.4 million in the average balance of interest bearing liabilities, as the average cost of interest bearing liabilities declined from 3.96% in the September 2007 quarter to 3.25% in the September 2008 quarter, due to a 105 basis point decrease in the average cost of interest bearing deposits and a 62 basis point decline in the average cost of borrowings during the comparative period.

For the quarter ended September 30, 2008, non-interest income was $1.5 million below the quarter ended September 30, 2007.  The decline resulted primarily from a decrease of $993,000 in mortgage banking income, reflecting a provision of $1.7 million to the book reserve for losses on loans sold to Fannie Mae with recourse, that was partially offset by an increase of $723,000 in the net gain on loan sales.  The remaining decline resulted primarily from the $546,000 non-recurring income related to a BOLI benefit payment recorded in the September 2007 quarter.

Finally for the quarter ended September 30, 2008, non-interest expense was $1.2 million higher than the same quarter last year.  Salary and benefit expense was the largest component of the variance, and included both ongoing salary increases and an increase of $203,000 related to stock benefit expenses, reflecting expenses associated with equity awards granted in July 2008 along with higher ESOP expense resulting from an increase in the Company's stock price. Occupancy and equipment expense also increased by $249,000 due to increased rental costs and added costs related to two new retail branch offices (one of which is scheduled to open during the fourth quarter of 2008).  Deposit insurance costs increased $294,000 due to a re-capitalization program instituted by the FDIC in 2006 that resulted in increased insurance premiums for all insured institutions.  Under this program, the Bank's insurance costs increased commencing in the most recent quarter.

REAL ESTATE LENDING, LOAN SALES AND CREDIT QUALITY

Real estate loan originations totaled $352.5 million during the quarter ended September 30, 2008.  The average rate on real estate loan originations during the quarter was 5.86%, compared to 6.56% during the quarter ended September 30, 2007 and 5.83% during the quarter ended June 30, 2008.

Real estate loan amortization during the September 2008 quarter approximated 21% of the real estate loan portfolio on an annualized basis, compared to 11% during the September 2007 quarter and 17% during the June 2008 quarter.  This was consistent with management’s forecast of prepayment speeds disclosed at the commencement of the year.

The Company completed loan sales of $126.1 million, for a gain of $802,000, during the September 2008 quarter.  This compares with gains of $132,000 and $79,000 on loan sales of $15.1 million and $10.1 million during the quarters ended June 30, 2008 and September 30, 2007, respectively.  Gains on loan sales are included in the mortgage banking income line item in the consolidated statements of operations.

Non-performing assets were $6.4 million at September 30, 2008, representing only 0.17% of total assets.  During the quarter ended September 30, 2008, the Bank removed two loans totaling $1.0 million from foreclosure status, and added five loans approximating $632,000 to non-performing status. In addition during the quarter ended September 30, 2008, the Bank recorded net recoveries of $26,000 on problem loans that were satisfied during the quarter.

In determining the timing and amount of any future loan loss provisions, management's quarterly evaluation of the loan loss reserves considers not only the growth and performance of the current loan portfolio, but also general credit conditions and volume of new business.  The loan loss provision was increased to $596,000 during the quarter ended September 30, 2008, from $310,000 during the quarter ended June 30, 2008 and $60,000 during the quarter ended September 30, 2007.  This increase reflected estimates of losses proportional to the significant growth in the real estate loan portfolio (including commitments to fund loans in the December 2008 quarter) that occurred during the quarter ended September 30, 2008.

The allowance for portfolio loan losses (excluding the allowance for commitments) stood at 0.52% of total loans and 257.0% of non-performing loans at September 30, 2008.

Total portfolio credit costs (i.e., net charge-offs plus the loss on sale of other real estate owned), associated with the bank-owned portfolio, which were $244,000 during the quarter ended June 30, 2008, were negligible during the quarter ended September 30, 2008, and $7,000 during the quarter ended September 30, 2007.

INCOME TAX EXPENSE

The effective tax rate was 37.4% during the quarter ended September 30, 2008, and is expected to approximate 37% for the year ending December 31, 2008.  During the quarter ended June 30, 2008, the Company recorded a non-recurring reduction of $590,000 in its reserves for uncertain tax positions in accordance with Financial Accounting Standards Board Interpretation No. 48, which lowered its income tax expense during the period.  Excluding this item, the Company's effective tax rate was 36.8% during the June 2008 quarter.

DEPOSITS

Deposits increased $16.9 million from June 30, 2008 to September 30, 2008.  CDs increased by $127.6 million, and were partially offset by a decline of $110.7 million in core (non-certificate) deposits.  Within core deposits, money market accounts decreased $84.9 million, as the Bank re-positioned its primary promotional deposit from money markets to CDs with maturities of one year or less.

The average deposit cost declined 18 basis points, from 2.69% during the quarter ended June 30, 2008 to 2.51% during the quarter ended September 30, 2008.

During the quarter ended September 30, 2008, the Bank commenced a deposit gathering campaign offering a highly competitive 6 or 12 month CD, coupled with the requirement that the customer establish and retain an active, minimum balance "Prime Dime" checking account.  While initially resulting in higher deposit costs during the campaign period, the Bank’s long-term goal is to establish a more cost effective and stable component of deposit funding and build core retail customer relationships.

In April 2008, Dime opened its 22nd branch, in the Borough Park community of Brooklyn, New York, utilizing the "Prime Dime" campaign described above.  At September 30, 2008, the branch had $67.9 million of deposits at an average cost of 3.59%.  Dime anticipates opening its 23rd branch by the end of 2008, located on Montague Street in Brooklyn Heights, New York.

Average deposits per branch approximated $95 million at September 30, 2008, relatively unchanged from June 30, 2008.  Core deposits comprised 50% of total deposits at September 30, 2008, down from 56% at June 30, 2008 and 51% at September 30, 2007, due to the growth of CDs.  The loan-to-deposit ratio was 152% at September 30, 2008, compared to 137% at September 30, 2007 and 151% at June 30, 2008.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

After outlays for dividends paid to shareholders, the Company’s tangible stockholders' equity increased to $230.6 million at September 30, 2008, compared to $226.0 million at June 30, 2008.  The quarterly cash dividend paid in August 2008 represented a payout ratio of 56.0% of third quarter 2008 earnings.  At September 30, 2008, the consolidated tangible stockholders’ equity ratio was 6.08% of tangible assets and the tangible book value per share was $6.75.

The Company’s reported total stockholders' equity at September 30, 2008 was $276.1 million, or 7.21% of total assets, compared to $274.3 million, or 7.33% of total assets, at June 30, 2008.

Loan demand remains strong, and is more than sufficient to satisfy the Bank's goals in the upcoming quarters.  Additional loan sales, either whole loans or participations, remain an option. In light of current economic conditions, management chose to retain capital during the past two quarters.  This strategy is subject to modification based on changing conditions. As of September 30, 2008, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

For the quarter ended September 30, 2008, the return on average stockholders’ equity was 12.20%, the return on average tangible equity was 14.69%, and the cash return on average tangible equity was 15.95%.

OUTLOOK

Mr. Palagiano stated, "Due to our desire to shift the focus of our funding from borrowings to retail deposits, and since growing the deposit base is always more expensive than simply retaining existing deposits, the net interest margin may level off in the fourth quarter, absent any decreases in deposit pricing stemming from any future Fed rate cuts.  The competition for retail deposits has thus far not reflected the most recent Fed rate cuts, and it is unclear what impact, if any, these cuts will have.  Core earnings per share are expected to remain stable in the fourth quarter, as asset growth achieved during the first nine months of 2008 coupled with the favorable repricing of real estate loans should be offset by increased funding costs."

The average cost of deposits decreased from 2.69% during the June 2008 quarter to 2.51% during the September 2008 quarter, as the Company realized the full effects of reductions in short-term rates resulting from Fed rate cuts during the first two quarters of 2008.  However, as mentioned previously, recent deposit promotions offered by the Bank are expected to result in increased deposit costs during the December 2008 quarter.

Offsetting the anticipated increase in funding costs, are approximately $103 million in portfolio mortgage loans with a weighted average coupon of 5.10% that are scheduled to contractually reprice or mature during the remainder of 2008.  During the year ending December 31, 2009, an additional $310 million in mortgage loans with a weighted average coupon of 5.45% are scheduled to reprice.  Today's rates for similar products are in the range of 5.875% to 6.25%.

Amortization rates (including prepayments and loan refinancing activity), which approximated 21% annualized during the third quarter of 2008, are expected to remain in the 20% to 25% range during the fourth quarter of 2008, due primarily to ongoing loan refinancing activity as loans approach their contractual repricing.  Prepayment fees generally decline as loans move closer to contractual repricing.

At September 30, 2008, the real estate loan commitment pipeline approximated $164.7 million, including $8.3 million of commitments on loans intended for sale.  The real estate loan pipeline intended for portfolio retention had a weighted average interest rate approximating 6.03% at September 30, 2008.

Asset growth will likely slow compared to the previous two quarters, as the Company expects to focus primarily on retaining loans that are approaching their contractual interest rate repricing, and rebalancing the funding mix between deposits and borrowings.

Management has not currently observed a material increase in residential vacancy rates or a significant exit from the purchase market by experienced multifamily owners.  Although the significant property price increases of the past several years appear to have ceased, current property values in the Bank's marketplace continue to show greater stability than the national average.  However, the Company expects to recognize increased credit related provisions, as the economy and real estate marketplace remain challenged.

Operating expenses for the December 2008 quarter are expected to approximate the $12.8 million level experienced during the September 2008 quarter.  The Company has sufficient capital to repurchase its common stock if conditions warrant.  The Company currently expects fourth quarter 2008 earnings per diluted share to be in the range of $0.23 to $0.25.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $3.83 billion in consolidated assets as of September 30, 2008, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-two branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dimewill.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	September 30,		June 30,
	2008	December 31,	2008
	(Unaudited)	2007	(Unaudited)
ASSETS:
Cash and due from banks	$ 78,159	$ 101,708	$ 22,872
Investment securities held to maturity	11,513	80	-
Investment securities available for sale	16,059	34,095	33,480
Mortgage-backed securities available for sale	309,094	162,764	319,516
Federal funds sold and other short-term investments	-	128,014	17,327
Real Estate Loans:
One-to-four family and cooperative apartment	150,414	145,592	148,570
Multifamily and underlying cooperative	2,187,981	1,949,025	2,151,071
Commercial real estate	803,020	728,129	778,572
Construction and land acquisition	46,788	49,387	48,036
Unearned discounts and net deferred loan fees	3,138	1,833	2,883
Total real estate loans	3,191,341	2,873,966	3,129,132
Other loans	2,133	2,169	3,531
Allowance for loan losses	(16,549)	(15,387)	(15,386)
Total loans, net	3,176,925	2,860,748	3,117,277
Loans held for sale	736	890	2,140
Premises and fixed assets, net	25,883	23,878	26,055
Federal Home Loan Bank of New York capital stock	52,985	39,029	50,510
Goodwill	55,638	55,638	55,638
Other assets	101,644	94,331	97,189
TOTAL ASSETS	$ 3,828,636	$ 3,501,175	$ 3,742,004
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$89,744	$88,398	$91,603
Interest Bearing Checking	101,381	61,687	114,716
Savings	271,062	274,067	281,654
Money Market	595,551	678,759	680,446
Sub-total	$1,057,738	$1,102,911	$1,168,419
Certificates of deposit	1,040,039	1,077,087	912,473
Total Due to Depositors	2,097,777	2,179,998	2,080,892
Escrow and other deposits	80,110	52,209	69,832
Securities sold under agreements to repurchase	230,000	155,080	265,000
Federal Home Loan Bank of New York advances	1,009,675	706,500	919,675
Subordinated Notes Sold	25,000	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165	72,165
Other liabilities	37,807	41,371	35,188
TOTAL LIABILITIES	3,552,534	3,232,323	3,467,752
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,121,694 shares, 51,120,569 shares and 50,906,278 shares issued at September 30, 2008, June 30, 2008 and December 31, 2007,
respectively, and 34,179,275 shares, 34,085,193 shares and 33,909,902 shares outstanding at
September 30, 2008, June 30, 2008 and December 31, 2007, respectively)	511	509	511
Additional paid-in capital	213,335	208,369	212,359
Retained earnings	297,146	288,112	293,371
Unallocated common stock of Employee Stock Ownership Plan	(3,990)	(4,164)	(4,048)
Unearned common stock of Restricted Stock Awards	(2,014)	(634)	(648)
Common stock held by the Benefit Maintenance Plan	(8,007)	(7,941)	(8,007)
Treasury stock (16,942,419 shares, 17,035,376 shares and 16,996,376 shares at September 30, 2008,
June 30, 2008 and December 31, 2007, respectively)	(210,471)	(211,121)	(211,626)
Accumulated other comprehensive loss, net	(10,408)	(4,278)	(7,660)
TOTAL STOCKHOLDERS' EQUITY	276,102	268,852	274,252
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,828,636	$3,501,175	$3,742,004

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
Interest income:
Loans secured by real estate	$47,734	$44,147	$41,420	$134,947	$122,367
Other loans	41	41	45	126	132
Mortgage-backed securities	3,610	3,370	1,588	9,196	4,535
Investment securities	340	364	374	1,412	1,194
Federal funds sold and
other short-term investments	783	1,346	1,474	4,325	6,736
Total interest income	52,508	49,268	44,901	150,006	134,964
Interest expense:
Deposits and escrow	12,927	14,452	18,919	45,347	56,657
Borrowed funds	14,399	11,706	8,604	37,136	25,375
Total interest expense	27,326	26,158	27,523	82,483	82,032
Net interest income	25,182	23,110	17,378	67,523	52,932
Provision for loan losses	596	310	60	966	180
Net interest income after
provision for loan losses	24,586	22,800	17,318	66,557	52,752

Non-interest income:
Service charges and other fees	1,500	1,140	1,419	3,690	3,677
Mortgage banking (loss) income, net	(724)	30	269	(408)	1,116
Loss on sale of other real estate owned
and other assets	-	(129)		(129)	-
Other	901	819	1,443	2,551	3,216
Total non-interest income	1,677	1,860	3,131	5,704	8,009
Non-interest expense:
Compensation and benefits	7,491	6,889	6,667	21,613	19,316
Occupancy and equipment	1,815	1,764	1,566	5,150	4,572
Other	3,607	3,605	3,484	10,688	10,276
Total non-interest expense	12,913	12,258	11,717	37,451	34,164

Income before taxes	13,350	12,402	8,732	34,810	26,597
Income tax expense	4,997	3,977	3,188	12,075	9,591

Net Income	$8,353	$8,425	$5,544	$22,735	$17,006

Earnings per Share:
Basic	$0.26	$0.26	$0.17	$0.70	$0.50
Diluted	$0.25	$0.26	$0.17	$0.69	$0.50

Average common shares outstandingfor Diluted EPS	33,036,937	32,935,285	33,106,224	32,861,191	33,946,319

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations during the period (exclusive of  gains or losses on sales of securities and other real estate owned and other material non-recurring items).

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP stockholders' equity (GAAP capital) and tangible stockholders' equity (regulatory capital) can be found in the Company's Form 10-K for the year ended December 31, 2007.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007

Net income as reported	$ 8,353	$ 8,425	$ 5,544	$ 22,735	$ 17,006
Loss on sale of other real estate owned and other assets	-	129	-	129	-
Non-recurring adjustment to income taxes	15	(590)	-	(546)	-
Pre-tax income from life insurance contract settlement	-	-	(546)		(546)
Tax effect of adjustments	-	(58)	-	(58)	-
Core Earnings	$ 8,368	$ 7,906	$ 4,998	$ 22,260	$ 16,460
Cash Earnings Additions :
Non-cash stock benefit plan expense	713	611	519	1,885	1,314
Core Cash Earnings	$ 9,081	$ 8,517	$ 5,517	$ 24,145	$ 17,774
Core Cash EPS (Diluted)	$ 0.27	$ 0.26	$ 0.17	$ 0.73	$ 0.52
Core Cash Return on Average Assets	0.96%	0.93%	0.68%	0.88%	0.73%
Core Cash Return on Average Tangible Stockholders' Equity	15.94%	15.40%	9.99%	14.53%	10.30%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.25	$0.26	$0.17	$ 0.69	$ 0.50
Return on Average Assets	0.88%	0.92%	0.69%	0.83%	0.70%
Return on Average Stockholders' Equity	12.20%	12.44%	8.20%	11.18%	8.13%
Return on Average Tangible Stockholders' Equity	14.69%	15.24%	10.04%	13.68%	9.86%
Net Interest Spread	2.52%	2.39%	1.92%	2.31%	1.86%
Net Interest Margin	2.77%	2.67%	2.28%	2.59%	2.29%
Non-interest Expense to Average Assets	1.36%	1.34%	1.45%	1.37%	1.41%
Efficiency Ratio (1)	48.08%	49.10%	57.35%	51.21%	56.57%
Effective Tax Rate	37.43%	32.07%	36.51%	34.69%	36.06%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.25	$ 0.24	$ 0.15	$ 0.68	$ 0.48
Core Return on Average Assets	0.88%	0.86%	0.62%	0.81%	0.68%
Core Return on Average Stockholders' Equity	12.22%	11.67%	7.39%	10.95%	7.87%
Core Return on Average Tangible Stockholders' Equity	14.72%	14.30%	9.05%	13.39%	9.54%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 8.08	$ 8.05	$ 7.89	$ 8.08	$ 7.89
Tangible Book Value Per Share	6.75	6.63	6.43	6.75	6.43

Average Balance Data:
Average Assets	$ 3,794,495	$ 3,659,084	$ 3,224,578	$ 3,655,434	$ 3,235,546
Average Interest Earning Assets	3,639,964	3,461,470	3,054,499	3,473,853	3,080,412
Average Stockholders' Equity	273,816	270,973	270,350	271,100	279,014
Average Tangible Stockholders' Equity	227,454	221,171	220,915	221,614	230,057
Average Loans	3,219,914	3,006,571	2,786,862	3,040,856	2,749,274
Average Deposits	2,049,783	2,158,477	2,130,472	2,120,430	2,126,957

Asset Quality Summary:
Net (recoveries) charge-offs	($ 26)	$ 116	$ 7	$ 234	$ 4
Nonperforming Loans	6,440	6,852	1,792	6,440	1,792
Nonperforming Loans/ Total Loans	0.20%	0.22%	0.06%	0.20%	0.06%
Nonperforming Assets	6,440	6,852	1,792	6,440	1,792
Nonperforming Assets/Total Assets	0.17%	0.18%	0.05%	0.17%	0.05%
Allowance for Loan Loss/Total Loans	0.52%	0.49%	0.54%	0.52%	0.54%
Allowance for Loan Loss/Nonperforming Loans	256.97%	224.55%	857.92%	256.97%	857.92%

Regulatory Capital Ratios:

Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	6.08%	6.11%	6.75%	6.08%	6.75%
Tangible Capital Ratio (Bank Only)	7.87%	7.83%	8.75%	7.87%	8.75%
Leverage Capital Ratio (Bank Only)	7.87%	7.83%	8.75%	7.87%	8.75%
Risk Based Capital Ratio (Bank Only)	11.43%	11.46%	12.65%	11.43%	12.65%

(1) The calculated ratio excludes the following gains on the sale of loans that are included in the "Mortgage Banking Income" line item in the consolidated statements of operatrions:  $802,000 for the three months ended September 30, 2008, $132,000 for the three months ended June 30, 2008, $79,000 for the three months ended September 30, 2007, $1.0 million for the nine months ended September 30, 2008 and $546,000 for the nine months ended September 30, 2007.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)
	For the Three Months Ended
	September 30, 2008			June 30, 2008			September 30, 2007
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,218,192	$47,734	5.93%	$3,004,756	$44,147	5.88%	$2,785,057	$41,420	5.95%
Other loans	1,722	41	9.52	1,815	41	9.04	1,805	45	9.97
Mortgage-backed securities	318,224	3,610	4.54	303,581	3,370	4.44	153,738	1,588	4.13
Investment securities	31,271	340	4.35	34,540	364	4.22	22,921	374	6.53
Other short-term investments	70,555	783	4.44	116,778	1,346	4.61	90,978	1,474	6.48
Total interest earning assets	3,639,964	$52,508	5.77%	3,461,470	$49,268	5.69%	3,054,499	$44,901	5.88%
Non-interest earning assets	154,531			197,613			170,079
Total assets	$3,794,495			$3,659,084			$3,224,578

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$103,718	$607	2.33%	$96,174	$580	2.42%	$45,609	$220	1.91%
Money Market accounts	633,946	4,075	2.56	712,160	4,443	2.50	654,192	6,348	3.85
Savings accounts	275,104	387	0.56	278,782	399	0.57	284,366	388	0.54
Certificates of deposit	944,367	7,858	3.31	978,975	9,030	3.70	1,053,972	11,963	4.50
Total interest bearing deposits	1,957,135	12,927	2.63	2,066,091	14,452	2.81	2,038,139	18,919	3.68
Borrowed Funds	1,388,337	14,399	4.13	1,108,931	11,706	4.23	717,926	8,604	4.75
Total interest-bearing liabilities	3,345,472	27,326	3.25%	3,175,022	26,158	3.30%	2,756,065	27,523	3.96%
Non-interest bearing checking accounts	92,648			92,386			92,333
Other non-interest-bearing liabilities	82,559			120,703			105,830
Total liabilities	3,520,679			3,388,111			2,954,228
Stockholders' equity	273,816			270,973			270,350
Total liabilities and stockholders' equity	$3,794,495			$3,659,084			$3,224,578
Net interest income		$25,182			$23,110			$17,378
Net interest spread			2.52%			2.39%			1.92%
Net interest-earning assets	$294,492			$286,448			$298,434
Net interest margin			2.77%			2.67%			2.28%
Ratio of interest-earning assets to interest-bearing liabilities		108.80%			109.02%			110.83%

Deposits (including non-interest bearingchecking accounts)	$ 2,049,783	$ 12,927	2.51%	$ 2,158,477	$ 14,452	2.69%	$ 2,130,472	$ 18,919	3.52%
Interest earning assets (excluding prepayment and other fees)			5.64%			5.60%			5.78%